UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Pandora Media, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pandora Media, Inc.

2101 Webster Street, Suite 1650

Oakland, CA 94612

(510) 451-4100

Dear Stockholder:

We cordially invite you to attend the Pandora Media, Inc. Annual Meeting of Stockholders, which will be held on June 5, 2013 at the Waterfront Hotel, 10 Washington Street, Oakland, California 94607 at 8:00 a.m. Pacific Time. Doors open at 7:30 a.m. Pacific Time. The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting. At the Annual Meeting, stockholders will vote on a number of important matters.

Our Fiscal Year 2013 Annual Report to Stockholders includes our audited financial statements for the year ended January 31, 2013, along with a discussion and analysis of our financial results. Please take the time to review our Fiscal Year 2013 Annual Report and to read carefully each of the proposals described in the attached Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, or if you have elected to receive printed proxy materials by , by phone or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you may vote in person. Please see the sections “If I am a stockholder of record of Pandora shares, how do I vote?” and “If I am the beneficial owner of Pandora shares held in street name, how do I vote?” in the Proxy Statement for additional instructions on how to vote your shares.

You may submit questions in advance of the Annual Meeting by email to shareholder@pandora.com, and we will respond to as many inquiries as time allows.

We will be using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. This process will provide stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail on or about April 24, 2013 to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2013 Annual Report, including our Annual Report on Form 10-K, and vote electronically via the Internet. This notice will also contain instructions on how to receive a paper copy of your proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

We will provide a live webcast of the Annual Meeting from the Pandora Investor Relations website at http://investor.pandora.com. A transcript along with the audio of the entire Annual Meeting will be available on the Investor Relations website after the meeting. We hope this webcast will allow those of you who are unable to attend the Annual Meeting in person to hear Pandora executives discuss the fiscal 2013 results. In addition, we make available at our Investor Relations website free of charge a variety of information for investors. Our goal is to maintain the Investor Relations website as a portal through which investors can easily find or navigate to pertinent information about us.

On behalf of the Board of Directors, thank you for your continued support and ownership of Pandora Media, Inc.

Respectfully,

Joe Kennedy
Chairman and Chief Executive Officer
April 24, 2013

Pandora Media, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2013

TO OUR STOCKHOLDERS:

The 2013 annual meeting of stockholders of Pandora Media, Inc. will be held on June 5, 2013, beginning at 8:00 a.m. Pacific Time, at the Waterfront Hotel, 10 Washington Street, Oakland, California 94607, for the following purposes:

1.	To elect two Class II directors to serve until our 2016 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

3.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Our board of directors has fixed the close of business on April 10, 2013 as the record date for determination of the stockholders entitled to notice of, and to vote at, the annual meeting and any postponements or adjournments of the meeting.

We will mail to our stockholders of record and beneficial owners on or about April 24, 2013 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2013 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2013 (“fiscal 2013”), via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 5, 2013: This proxy statement, along with our 2013 Annual Report, including our Annual Report on Form 10-K for fiscal 2013, are available on the following website: http://investor.pandora.com in the “Annual Report and Proxy” section.

All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the meeting, please vote as soon as possible.

By Order of the board of directors,

Delida Costin
Senior Vice President, General Counsel and Secretary

Oakland, California

April 24, 2013

Pandora Media, Inc.

2101 Webster Street, Suite 1650

Oakland, CA 94612

(510) 451-4100

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the board of directors of Pandora Media, Inc. (“Pandora”) for use at our 2013 annual meeting of stockholders, or at any postponement or adjournment of the meeting.

These proxy solicitation materials are first being made available on or about April 24, 2013, together with our Annual Report on Form 10-K for the fiscal year ended January 31, 2013 (“Annual Report”), to all stockholders of record at the close of business on April 10, 2013.

ABOUT THE MEETING

When and where is the meeting being held?

Our annual meeting of stockholders for 2013 is being held on June 5, 2013 beginning at 8:00 a.m. Pacific Time at the Waterfront Hotel, 10 Washington Street, Oakland, CA 94607.

What is the purpose of the annual meeting?

At our 2013 annual meeting, stockholders will act on the matters outlined in the notice of annual meeting on the cover page of this proxy statement, namely,

•	the election of two Class II directors to serve until our 2016 annual meeting of stockholders or until their respective successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

•	any other matters that may properly be presented at the annual meeting.

Who is entitled to notice of and to vote at the meeting?

You are entitled to receive notice of and to vote at our annual meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our common stock at the close of business on April 10, 2013, the record date for the meeting. At the close of business on that date, 174,390,303 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held and you may vote on each matter to come before the meeting.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a paper copy of printed materials?

We are permitted to furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. On or about April 24, 2013, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report via the Internet and vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our annual stockholders’ meetings on the environment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice will be sent directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other holder of record and bring it with you to the meeting.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Pandora stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Investor Relations or (3) contact our Investor Relations department by telephone at (510) 842-6960. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

If I am a stockholder of record of Pandora shares, how do I vote?

If you are a stockholder of record, you may vote in person at the annual meeting or by proxy on the Internet, by telephone or by mail, all as described below. We recommend that you vote by proxy even if you plan to attend the annual meeting so that your vote will be counted even if you later decide not to attend the meeting. You can always change your vote at the meeting. The Internet and telephone voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return a written proxy card by mail. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on June 4, 2013.

By Internet: You may submit your proxy over the Internet by going to www.proxyvote.com and completing an electronic proxy card in accordance with the instructions provided on the proxy card.

By Telephone: If you have elected to receive printed proxy materials, you may submit your proxy by telephone in accordance with the instructions provided on the proxy card.

By Mail: If you have elected to receive printed proxy materials, you may choose to vote by mail by marking your proxy card, dating and signing it and returning it in the postage-paid envelope provided by following the instructions on the proxy card. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for mailing if you decide to vote by mail.

In Person: You may vote in person at the annual meeting. We will give you a ballot when you arrive.

If I am the beneficial owner of Pandora shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you may vote in person at the annual meeting or by proxy on the Internet, by telephone or by mail, by following the voting instructions you will receive from the holder of record, which is the brokerage firm, bank, broker dealer, or other similar organization holding your shares. You must follow these voting instructions to vote your shares. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the holder of record.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the meeting. If you are a stockholder of record of Pandora shares, you may change your vote by submitting another proxy on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the annual meeting and voting in person. Your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked by providing a written notice of revocation to our Corporate Secretary at Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Corporate Secretary. If you are a beneficial owner of Pandora shares, you may change your vote by submitting new voting instructions to the holder of record following the instructions they provided or, if you have obtained a legal proxy from the holder of record giving you the right to vote your shares, by attending the annual meeting and voting in person.

What if I don’t give specific voting instructions?

Stockholders of Record: If you are a stockholder of record and you indicate that you wish to vote as recommended by our board of directors, or you return a signed proxy card but do not specify how you wish to vote, then your shares will be voted “FOR” all of the director nominees and “FOR” Proposal 2. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions on such matter.

Beneficial Owner of Pandora Shares Held in Street Name: If you are a beneficial owner of Pandora shares held in street name and do not provide the organization that holds your shares with voting instructions, your broker or other nominee will vote your shares only on those proposals on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum but are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Your broker or nominee does not have discretion to vote your shares on the non-routine matters such as the election of directors (Proposal 1). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2).

What constitutes a quorum?

The meeting will be held if a majority of the shares of common stock issued and outstanding on the record date are present at the meeting, either in person or by proxy. This is called a quorum for the transaction of business. At the record date, there were 174,390,303 shares of common stock issued and outstanding. Accordingly, the presence of the holders of common stock representing at least 87,195,152 shares will be required to establish a quorum.

Your shares will be counted for purposes of determining if there is a quorum if you properly cast your vote in person at the meeting, electronically or telephonically, or a proxy card has been properly submitted by you or on your behalf. Votes “for” and “against,” and proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

Proposal 1. Directors are elected by a plurality of votes cast. This means that the two nominees receiving the highest number of affirmative votes of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be elected as the Class II directors.

Proposal 2. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2).

If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

How are abstentions and broker non-votes treated?

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as negative votes for Proposal 2.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the election of directors (Proposal 1). Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. As “broker non-votes” are not considered entitled to vote on the item they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote on the item from which a majority is calculated.

What are the recommendations of the board of directors?

Our board of directors recommends that you vote:

“FOR” the election of the two Class II director nominees; and

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014.

Who will count the vote?

Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

When will the voting results be announced?

Preliminary voting results will be announced at the annual meeting and final results will be published in a Current Report on Form 8-K filed within four business days after the annual meeting.

Is Pandora paying the cost of this proxy solicitation?

We will pay the costs of printing, mailing and distributing these proxy materials and soliciting votes. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our shares and will reimburse them for their reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation.

Is the annual meeting being webcast?

Yes. If you choose to listen to the webcast, go to the “Event Calendar” section of our Investor Relations website (http://investor.pandora.com) before the meeting time, and follow the instructions for downloading the webcast. If you miss the annual meeting, you can listen to a re-broadcast of the webcast through Friday, July 5, 2013.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” the election of each of the nominated directors as described below.

Class II Director Nominees

Our certificate of incorporation currently provides for a board of directors divided into three classes, designated Class I, Class II and Class III. On April 8, 2013, Barry McCarthy notified the board of directors that he would not stand for re-election to the board of directors when his current term expires on June 5, 2013, the date of the 2013 annual meeting of stockholders. Consequently, the board of directors determined that the size of the board should be reduced from eight to seven directors and that the directorships designated as Class II should be reduced from three to two, each effective as of June 5, 2013. The two Class II directorships are up for election at the 2013 annual meeting of stockholders. Each person elected as a Class II director at the annual meeting of stockholders will serve a three-year term expiring on the date of the 2016 annual meeting of stockholders or until their respective successors have been duly elected and qualified.

Our board of directors has nominated James M.P. Feuille and Peter Gotcher for election at the 2013 annual meeting of stockholders.

The nominees were selected by the board of directors upon the recommendation of the nominating and corporate governance committee. Each of the nominees has a long record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the board to conclude that the individual should serve as a director are described in each nominee’s biography below.

Required Vote

Directors are elected by a plurality of the votes cast, and the two nominees who receive the most votes will be elected as Class II directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Nominees for Election as Class II Directors (Terms Expiring on the Date of the 2016 Annual Meeting of Stockholders)

James M.P. Feuille	Director since October 2005

Peter Gotcher	Director since September 2005

Continuing Class III Directors (Terms Expiring on the Date of the 2014 Annual Meeting of Stockholders)

Peter Chernin	Director since January 2011

Joseph Kennedy	Director since July 2004

Tim Westergren	Director since January 2000

Continuing Class I Directors (Terms Expiring on the Date of the 2015 Annual Meeting of Stockholders)

Robert Kavner	Director since March 2004

David Sze	Director since May 2009

Set forth below is each director’s and each director nominee’s name and age as of the record date and his or her principal occupation, business history and public company directorships held during the past five years.

Peter Chernin, age 61, has served on our board of directors since January 2011. Mr. Chernin currently owns and runs Chernin Entertainment, which produces motion pictures and television programs, and The Chernin Group, which pursues strategic opportunities in media, technology and entertainment. From 1996 to 2009, Mr. Chernin held various positions at News Corporation, most recently as president and chief operating officer, and as chairman and chief executive officer of The Fox Group, a subsidiary of News Corporation, where he oversaw the global operations of the company’s film, television, satellite, cable and digital media businesses. Prior to that, Mr. Chernin headed Twentieth Century Fox Filmed Entertainment and, earlier, the Fox Broadcasting Company. Prior to joining News Corporation, Mr. Chernin served as president and chief operating officer of Lorimar Film Entertainment, a television production company. Mr. Chernin currently serves on the board of directors of American Express, a diversified financial services company, and has previously served on the boards of directors of various companies in the media industry and the tech industry, including News Corporation, Fox Entertainment Group, Gemstar-TV Guide International, E*Trade and DIRECTV. Mr. Chernin holds a Bachelor of Arts in English Literature from the University of California at Berkeley. We believe that Mr. Chernin is qualified to serve on our board of directors due to his operating and management experience at a global media corporation, his expertise in online and mobile markets and other new technologies, and his service on the boards of directors of a range of public and private companies.

James M. P. Feuille, age 55, has served on our board of directors since October 2005. Mr. Feuille currently serves as a general partner with Crosslink Capital, an investment and venture capital management company, where he focuses on investments in digital media, internet services, and software and business services. Mr. Feuille has been affiliated with Crosslink Capital since November 2002 and has been a general partner since January 2005. Prior to joining Crosslink Capital, Mr. Feuille served as global head of technology investment banking at UBS Warburg, a business group of a global financial services firm, chief operating officer at Volpe Brown Whelan & Company, and head of technology investment banking at Robertson Stephens & Company. Mr. Feuille currently serves on the boards of directors of a number of privately-held companies. Mr. Feuille holds a Bachelor of Arts degree in Chemistry from Dartmouth College and a Juris Doctor degree and a Master of Business Administration from Stanford University. We believe that Mr. Feuille is qualified to serve on our board of directors due to his experience with the venture capital industry and a wide variety of internet and technology companies, as well as the perspective he brings as an affiliate of one of our major stockholders.

Peter Gotcher, age 53, has served on our board of directors since September 2005. Mr. Gotcher is an independent private investor focusing on investments in digital media technology companies. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm from September 1999 to June 2002. Prior to that, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Mr. Gotcher founded Digidesign, a manufacturer of digital audio workstations, and served as its president, chief executive officer and chairman of the board of directors of from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the general manager of Digidesign and executive vice president of Avid Technology from January 1995 to May 1996. Mr. Gotcher currently serves as Chairman of the board of directors of Dolby Laboratories and serves on the boards of directors of a number of privately-held companies. Mr. Gotcher holds a Bachelor of Arts degree in English literature from the University of California at Berkeley. We believe that Mr. Gotcher should serve on our board of directors due to his broad understanding of the operational, financial and strategic issues facing public companies and his background providing guidance and counsel to companies in the digital media industry.

Robert Kavner, age 69, has served on our board of directors since March 2004 and as lead independent director since March 2010. Since 1995, Mr. Kavner has been an independent venture capital investor focusing on investments in technology companies. From January 1996 through December 1998, Mr. Kavner served as president and chief executive officer of On Command Corporation, a provider of on-demand video systems for the hospitality industry. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T, a provider of telecommunications services, including senior vice president, chief financial officer and chief executive officer of Multimedia Products and Services Group and chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T’s executive committee. Mr. Kavner served on the board of directors of Earthlink, an internet service provider, from 2001 to 2008, and currently serves on the boards of directors of a number of privately-held companies. Prior to joining AT&T, Mr. Kavner was a partner of PricewaterhouseCoopers. Mr. Kavner received a Bachelor of Arts degree in business management from Adelphi University. We believe that Mr. Kavner is qualified to serve on our board of directors due to his extensive background in and experience with technology companies, his service on the boards of directors of a range of public and private companies and his background in public accounting.

Joseph Kennedy, age 53, has served as our chief executive officer and president, as well as a member of our board of directors, since July 2004 and as chairman of our board of directors since August 2005. From 1999 to 2004, Mr. Kennedy served as president and chief operating officer of E-LOAN, an online financial services company. Prior to that, Mr. Kennedy served in various positions in sales and marketing at Saturn Corporation, an automobile manufacturer, most recently as the vice president of sales, service and marketing from 1995 to 1999. Mr. Kennedy currently serves on the board of directors and compensation committee of RingCentral, Inc., a private cloud computing telecommunications company. Mr. Kennedy holds a Bachelor of Science degree in electrical engineering and computer science from Princeton University and a Master of Business Administration from Harvard Business School. We believe that Mr. Kennedy is qualified to serve on our board of directors due to the perspective, experience and operational expertise he brings as our chief executive officer and his background in the internet industry.

David Sze, age 47, has served on our board of directors since May 2009. Mr. Sze currently serves as a partner with Greylock Partners, a private investment firm, where his investment focuses include consumer internet and service, media convergence, wireless data and technology-assisted marketing services. Before joining Greylock in 2000, Mr. Sze was senior vice president of product strategy at Excite and then Excite@Home, an internet portal company. As an early employee at Excite, Mr. Sze also held roles as general manager of Excite.com and vice president of content and programming for the Excite Network. Prior to that, Mr. Sze was in product marketing and development at Electronic Arts and Crystal Dynamics, respectively. He started his career in management consulting for Marakon Associates and The Boston Consulting Group, and also spent time at HBO. Mr. Sze currently serves on the board of directors of LinkedIn Corporation, a professional social networking internet service, and serves on the boards of directors of several private companies. Mr. Sze holds a Bachelor of Arts degree from Yale University and a Master of Business Administration from Stanford University. Mr. Sze is also a Trustee of The Rockefeller University. We believe that Mr. Sze is qualified to serve as a director on our board of directors due to his extensive background and operational experience with internet and technology companies.

Tim Westergren, age 47, one of our founders, served as our chief creative officer and treasurer from February 2000 to May 2002, and as our chief executive officer and president from May 2002 to July 2004, when he assumed his current role as our chief strategy officer. He has served as a member of our board of directors from the company’s inception. Prior to founding our company, Mr. Westergren worked as an independent musician, composer and record producer and has over 20 years of experience in the music industry. Mr. Westergren holds a Bachelor of Arts degree from Stanford University, where he studied computer acoustics and recording technology. We believe that Mr. Westergren is qualified to serve on our board of directors based on his historic knowledge of our company as one of our founders, the continuity he provides on our board of directors, his strategic vision for Pandora and his background in technology and music.

BOARD OF DIRECTORS

Board Composition

Our business and affairs are managed under the direction of our board of directors. The current members of the board of directors are Joseph Kennedy, Peter Chernin, James M. P. Feuille, Peter Gotcher, Robert Kavner, Barry McCarthy, David Sze and Tim Westergren.

Our board of directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Kavner and Sze, and their terms will expire at the annual meeting of stockholders to be held in 2015;

•	the Class II directors are Messrs. Feuille, Gotcher and McCarthy, and their terms will expire at the annual meeting of stockholders to be held in 2013; and

•	the Class III directors are Messrs. Chernin, Kennedy and Westergren, and their terms will expire at the annual meeting of stockholders to be held in 2014.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

On April 8, 2013, Barry McCarthy notified the board of directors that he would not stand for re-election to the board of directors when his current term expires on June 5, 2013, the date of the 2013 annual meeting of stockholders. Consequently, the board of directors determined that the size of the board should be reduced from eight to seven directors and that the directorships designated as Class II should be reduced from three to two, each effective as of June 5, 2013, all in accordance with our bylaws and certificate of incorporation.

Board Meetings

The board of directors held six meetings in fiscal 2013. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all meetings of the board of directors and the meetings of each committee on which they serve and to prepare themselves for those meetings. During fiscal 2013, each of our directors attended at least 75% of the total number of meetings of the board of directors and the total number of meetings held by each committee on which such director served, except for Messrs. Chernin and Westergren, who each attended 66.6% of such meetings. In addition, under our corporate governance guidelines, directors are encouraged, but not required, to attend the annual meeting of stockholders.

Board Committees

Our board of directors currently has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each member of these committees is independent as defined by applicable NYSE and SEC rules and each of these committees has a written charter approved by the board of directors. Under our corporate governance guidelines, committee members are appointed by the board of directors based on the recommendation of the nominating and corporate governance committee, except that members of the nominating and corporate governance committee are appointed by the independent members of the board of directors. The current members of the committees are as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
James M. P. Feuille		✓(Chair)	✓
Peter Gotcher		✓	✓(Chair)
Robert Kavner	✓	✓	✓
Barry McCarthy	✓(Chair)
David Sze	✓

Mr. McCarthy has decided not to stand for re-election to the board of directors when his current term expires on June 5, 2013, the date of the 2013 annual meeting of stockholders.

Audit Committee. The primary functions of the audit committee are:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

•	serving as a qualified legal compliance committee to review reports of violations of law; and

•	appointing and evaluating the independent registered public accountants and considering and approving any non-audit services proposed to be performed by the independent registered public accountants.

A detailed list of the audit committee’s functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section.

The audit committee currently consists of Messrs. Kavner, McCarthy and Sze with Mr. McCarthy serving as the committee’s chairperson. Our board of directors has determined that each member of the committee is “independent” as defined under the NYSE listing standards, Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and our corporate governance guidelines, and that each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that each member of the committee is an audit committee “financial expert,” as that term is defined by the applicable rules of the SEC. The audit committee held six meetings during fiscal 2013. The Audit Committee Report for fiscal 2013 is included below.

Compensation Committee. The primary functions of the compensation committee are:

•	approving, or recommending to the board of directors, compensation for our executive officers;

•	evaluating the performance of our executive officers;

•	reviewing key employee compensation policies, plans and programs;

•	preparing recommendations and periodic reports to the board of directors concerning these matters; and

•	administering our equity incentive plans.

A detailed list of the compensation committee’s functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section.

The compensation committee currently consists of Messrs. Feuille, Gotcher and Kavner, with Mr. Feuille serving as the committee’s chairperson. Our board of directors has determined that each member of the committee is “independent” within the meaning of the NYSE listing standards and our corporate governance guidelines. The compensation committee held nine meetings during fiscal 2013. The Compensation Committee Report for fiscal 2013 is included below. The compensation committee has full authority to determine and approve executive officer compensation. It may delegate some of its authority to a sub-committee but may not delegate authority with respect to executive officer compensation except to an independent committee. For further information about the compensation committee’s process for determining executive compensation, including the role of the compensation committee independent consultant, Frederic W. Cook, see “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. The primary functions of the nominating and corporate governance committee are:

•	recommending persons to be selected by the board as director nominees and to fill any vacancies on the board of directors;

•	considering and recommending to the board of directors qualifications for directors and policies concerning the term of office of directors and the composition of the board of directors;

•	approving or recommending to the board of directors compensation of non-employee directors; and

•	considering and recommending to the board of directors other actions relating to corporate governance.

A detailed list of the nominating and corporate governance committee’s functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section.

The nominating and corporate governance committee currently consists of Messrs. Feuille, Gotcher and Kavner, with Mr. Gotcher serving as its chairperson. Our board of directors has determined that each member of the committee is “independent” within the meaning of the NYSE listing standards and our corporate governance guidelines. The nominating and corporate governance committee held five meetings in fiscal 2013.

Director Compensation

Cash Retainer. During fiscal 2013, each of our non-employee directors received (a) an annual retainer of $30,000 for serving as a member of our board of directors and (b) each of the applicable annual retainers set forth below for serving as a member or as a chair of one or more of the committees of our board of directors, or as our lead independent director.

Position	Annual Retainer ($)
Annual Committee Member Retainers:
Audit Committee	12,500
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000
Additional Annual Retainers for Committee Chairs:
Audit Committee	12,500
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000
Lead Independent Director	15,000

Equity Awards. During fiscal 2013, on the date of our annual stockholder meeting, each of our non-employee directors received a restricted stock unit award with the number of RSUs determined by dividing $150,000 by the closing price of our stock on such date. These equity awards become vested one year following grant or earlier upon a change in control.

Director Compensation Table. The following table sets forth information concerning the compensation for our non-employee directors during fiscal 2013. Messrs. Kennedy and Westergren, who are executive officers, did not receive separate compensation for their service on the board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	Total ($)
Peter Chernin	30,000	149,992	—	179,992
James M.P. Feuille	50,000	149,992	—	199,992
Peter Gotcher	50,000	149,992	—	199,992
Robert Kavner	76,250	149,992	—	226,242
Barry McCarthy	48,750	149,992	—	198,742
David Sze.	36,250	149,992	—	186,242

(1)	The amount reflects the aggregate grant date fair value of the awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the equity awards in note 8 to the notes to our financial statements. There can be no assurance that awards will vest or options will be exercised (in which case no value will be realized by the individual), or that the value upon exercise or vesting, as applicable, will approximate the aggregate grant date fair value. Each of the stock awards granted in fiscal 2013 represents 13,673 RSUs granted on June 6, 2012 when the closing price of our stock was $10.97.
(2)	As of January 31, 2013, each non-employee director held the following number of outstanding stock options and unvested stock awards: Mr. Chernin: 13,673 RSUs and 125,000 unvested shares (resulting from the early exercise of stock options, which shares have been transferred to The Chernin Group); Mr. Feuille: 13,673 RSUs; Mr. Gotcher: 13,673 RSUs and 58,334 unvested shares (resulting from the early exercise of stock options); Mr. Kavner: 13,673 RSUs and 200,000 stock options; Mr. McCarthy: 13,673 RSUs and 125,000 unvested shares (resulting from the early exercise of stock options); and Mr. Sze: 13,673 RSUs.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has approved corporate governance guidelines for Pandora, which are available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section. These corporate governance guidelines establish the practices of our board of directors with respect to:

•	Board composition and size;

•	Director qualifications and responsibilities;

•	Board meetings and agenda, including meetings of non-management directors;

•	Board leadership structure;

•	Board committees;

•	Board member access to management and independent advisors;

•	Director compensation;

•	Director orientation and continuing education;

•	Management evaluation and management succession; and

•	Performance evaluation of the board of directors, its committees and individual directors.

The nominating and corporate governance committee is responsible for overseeing compliance with our corporate governance guidelines, reviewing and reassessing the adequacy of the guidelines at least annually and recommending any proposed changes to our board of directors.

Board Leadership Structure

Our board of directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. A substantial majority of our board members are independent directors, under NYSE listing standards, SEC rules and our corporate governance guidelines; our standing board committees (audit, compensation and nominating and corporate governance) are comprised solely of and chaired by independent directors; and, our independent directors meet in regularly scheduled executive sessions without management in connection with our regularly scheduled meetings of the board of directors.

Our board of directors is responsible for determining its leadership structure. Currently, the chairman of the board of directors, Mr. Kennedy, also serves as our chief executive officer and president. The board of directors believes that our company and our stockholders are best served by maintaining the flexibility to have any person serve as chairman of the board based on what is in the best interests of our company and our stockholders at a given point in time, and therefore the board of directors does not support placing restrictions on who may serve as its chairman. Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the chief executive officer serves as the chairman of the board, or if the chairman of the board is not otherwise independent. Because Mr. Kennedy is our chairman, chief executive officer and president, the independent members of our board of directors have appointed Mr. Kavner as lead independent director to preside over periodic executive sessions of our independent directors, serve as a liaison between our chairman and the independent directors and perform such additional duties as set forth in our corporate governance guidelines and as our board of directors may otherwise determine and delegate. Mr. Kavner has served as our lead independent director since March 2010.

Our board of directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the chairman of the board and the lead independent director based upon the needs of our company to provide effective, independent oversight of management performance.

Board’s Role in Risk Oversight

While management is responsible for the day-to-day supervision of risks facing our company, the board of directors, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. The board of directors’ oversight areas of focus include, but are not limited to succession planning with respect to our chief executive officer and other members of senior management, managing our long-term growth and strategic and operational planning.

The board of directors has delegated to certain committees oversight responsibility for those risks that are directly related to their areas of focus. For example, the audit committee coordinates the board of directors’ oversight of our company’s internal control over financial reporting and disclosure controls and procedures and periodically reports to the board of directors on any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the independence and performance of our independent auditor and the performance of the internal audit function. In addition, the compensation committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation programs. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the board of directors (as further described under “Corporate Governance-Board Leadership Structure”). Our board of directors is kept informed of each committee’s risk oversights and other activities via regular reports of the committee chairs to the full board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee during fiscal 2013 has, at any time, been an officer or employee of Pandora. During fiscal 2013, none of our executive officers served on the compensation committee or board of any other company whose executive officers serve as a member of our board or compensation committee, and no compensation committee member had any relationship requiring disclosure under Item 404 of Regulation S-K.

Director Independence

As required by the NYSE listing standards and our corporate governance guidelines, a majority of the board of directors is “independent” within the meaning of such standards and guidelines. The board of directors is required to make an affirmative determination at least annually as to the independence of each director. If the director nominees are elected at the 2013 annual meeting of stockholders, the board of directors will be composed of two management directors (Messrs. Kennedy and Westergren) and five independent directors (excluding Mr. McCarthy, who has decided not to stand for re-election to the board of directors when his current term expires on June 5, 2013, the date of the 2013 annual meeting of stockholders). The board has determined that each of the following six directors is independent (as defined by NYSE listing standards and our corporate governance guidelines): Messrs. Chernin, Feuille, Gotcher, Kavner, McCarthy, and Sze; and that, therefore, all directors who serve on the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the NYSE listing standards.

Under our corporate governance guidelines, executive sessions of independent directors are held in connection with regularly scheduled meetings of the board of directors and at other times as necessary, and are chaired by the lead independent director. Our independent directors confer after each regularly scheduled meeting of the board of directors to discuss the need for executive sessions and held four executive sessions in fiscal 2013.

Director Nominations

General Criteria and Process

The nominating and corporate governance committee is responsible for identifying, reviewing and evaluating candidates to serve on our board of directors and reports to the board of directors regarding its conclusions and recommendations. In identifying and evaluating director nominees, the nominating and corporate governance committee will consider the membership criteria approved by the board of directors and described below, taking into account potential conflicts of interest, the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations, NYSE listing standards or our corporate governance guidelines, as well as the current challenges and needs of the board of directors. In evaluating director nominees, the nominating and corporate governance committee evaluates all candidates under consideration as it deems appropriate.

The nominating and corporate governance committee charter requires that the committee recommend, and that the board of directors approve, criteria for the selection of candidates to the board of directors and its committees. The nominating and corporate governance committee and the board of directors have established the following criteria for board of directors and committee membership:

•	review of each director’s core competencies, independence, level of commitment, qualities, performance and professional responsibilities;

•

the composition of the board of directors and committees in light of the current challenges and needs of the board of directors and its committees, including issues of judgment, diversity, age, skills, background and experience;

•	each director’s tenure and whether new perspectives are adequately represented on the board of directors; and

•	the impact of any change in the principal occupation of existing directors.

The nominating and corporate governance committee does not assign specific weights to particular criteria. Rather, the board of directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of judgment, diversity of skills and background, age, prior performance and experience that will allow the board of directors to fulfill its responsibilities.

Stockholder Nominations and Bylaw Procedures

Stockholders may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws, including giving timely notice to our Corporate Secretary at Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Corporate Secretary. The notice must include information specified in our bylaws, including information concerning the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and information about the stockholder’s ownership of and agreements related to our stock. The deadline for timely receiving stockholder nominations is disclosed elsewhere in this proxy statement under the caption “Deadline for Receipt of Stockholder Proposals.”

At this time, our nominating and corporate governance committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. The board of directors does not believe that a formal policy is merited because the evaluation of potential members of the board of directors is by its nature a case-by-case process based on the composition of the board of directors and the needs and status of our company at the time. Accordingly, the board of directors, or upon delegation, the nominating and corporate governance committee, would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such nominee based on the membership criteria set forth under “Director Nominations-General Criteria and Process” above.

Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the board of directors or specific members of the board of directors may do so by writing to: Pandora Media, Inc., 2101 Webster St., Suite 1650, Oakland, CA 94612, Attn: General Counsel, noting the name and address of the stockholder on whose behalf the communication is sent and the number of shares of Pandora stock that are owned beneficially by such stockholder as of the date of the communication. Stockholders and other interested parties seeking to communicate directly and confidentially with our company’s independent directors should indicate that the message is intended for the lead independent director.

Pursuant to our stockholder communications policy, a copy which is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section, the general counsel reviews all correspondence received by us and addressed to members of the board of directors and submits to the appropriate members of the board of directors all correspondence that, in the opinion of the general counsel, warrants the members’ attention. The general counsel also provides the board of directors a report on a quarterly basis of any stockholder communications received for which the general counsel has determined no response is necessary. The general counsel may also, where the nature of a communication warrants, determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors, a director, an independent advisor or Pandora management.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Transactions in Company Securities

We prohibit our directors and officers from trading equity derivatives such as options related to our stock and engaging in short sales or otherwise engaging in hedging transactions with respect to our securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2013 by:

•	each person, or group of affiliated persons, known to us to beneficially own more than five percent of our outstanding shares of common stock;

•	each director and nominee for director;

•	each of the officers named in the Summary Compensation Table below; and

•	all of our directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of the determination date, which in the case of the following table is March 1, 2013. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership is based on 172,725,332 shares of common stock outstanding as March 1, 2013.

Unless otherwise indicated, the address for each listed stockholder is: c/o Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California, 94612. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the person.

	Common Stock
Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Greater than 5% Stockholders:
Entities affiliated with Crosslink Capital, Inc.(2)	33,534,748	19.42
Wellington Management Company, LLP(3)	20,407,058	11.81
Tiger Global Investments, L.P(4)	12,000,000	6.95
FMR, LLC(5)	11,267,782	6.52
Directors and Named Executive Officers:
Joseph Kennedy(6)	7,029,331	3.91
Steven Cakebread(7)	140,845	*
Thomas Conrad(8)	2,292,073	1.31
Simon Fleming-Wood	19,560	*
John Trimble(9)	925,375	*
Peter Chernin(10)	1,109,873	*
James M. P. Feuille(2)	33,541,034	19.42
Peter Gotcher(11)	1,377,920	*
Robert Kavner(12)	928,220	*
Barry McCarthy(13)	637,862	*
David Sze(14)	5,966,891	3.45
Tim Westergren(15)	5,011,962	2.85
Current Directors and Officers as a Group (13 persons)(16)	58,889,601	31.64

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Includes 4,998,594 shares held by Offshore Crosslink Ventures IV Unit Trust, 4,785,135 shares held by Crosslink Crossover Fund IV LP, 15,526,881 shares held by Crosslink Ventures IV LP, 649,563 shares held by Crosslink Ventures IV GmbH & Co. KG, 1,231,007 shares held by Crosslink Bayview IV LLC, and 6,343,568 shares held by Crosslink Crossover Fund V LP, collectively the Crosslink Capital funds. Mr. Feuille, one of our directors, is a managing member of the general partner of the Crosslink Capital funds, and therefore may be deemed to share voting power and investment control over the shares held by these entities. Mr. Feuille disclaims beneficial ownership with respect to shares beneficially owned by the Crosslink Capital funds, except to the extent of his pecuniary interests therein. The address for Crosslink Capital is Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.
(3)	Based on the most recently available Schedule 13G filed with the SEC on January 13, 2013, Wellington Management Company, LLP (“Wellington Management”), reported that in its capacity as an investment adviser, it may be deemed to beneficially own and have shared dispositive power with respect to 20,407,058 shares which are held of record by clients of Wellington Management, and that it has shared voting power with respect to 13,863,738 shares. The address for Wellington Management is 280 Congress Street, Boston, MA 02210.
(4)

Information is based solely on the most recently available Schedule 13G filed with the SEC on February 14, 2013 by Tiger Global Management LLC, Tiger Global Investments, L.P., Tiger Global Performance LLC and Charles P. Coleman III. Such form states that the reporting persons aggregately have sole voting power with respect to no shares, shared voting power with respect to 12,000,000 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 12,000,000 shares. The address is 101 Park Avenue, 48th Floor, New York, NY 10178.

(5)	Information is based on the most recently available Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 11,267,782 shares and has the power to vote or dispose of the shares as follows:
(a)	Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 11,267,782 shares owned by the Funds.
(b)	Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
(c)	Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
(6)	Includes 6,848,348 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2013.
(7)	Mr. Cakebread resigned as CFO of Pandora effective December 31, 2012. The information reported for Mr. Cakebread is based on information available to Pandora as of his resignation date and may not reflect current beneficial ownership.
(8)	Includes 2,195,773 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2013.
(9)	Includes 925,375 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2013.
(10)	Includes 1,109,873 shares held by The Chernin Group, LLC. Mr. Chernin, one of our directors, is an affiliate of The Chernin Group, LLC.
(11)	Includes 987,920 shares of common stock held by Peter and Marie-Helene Gotcher Family Trust, dated 11/20/08. Mr. Gotcher, one of our directors, is a co-trustee of this trust.

(12)	Includes 154,166 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2013, 435,473 shares of common stock held by Kavner Partners, a Delaware Multiple Series Limited Partnership (Series B), 256,847 shares held by Robert M. Kavner and Allyson P. Kavner, Trustees of Kavner Family Trust—u/i dtd. May 17, 1999, 31,867 shares held by Robert M. Kavner, Allyson P. Kavner and Thomas J. Ross, Jr., Trustees of Kathryn Ray Kavner Trust—2000 u/i dtd. March 14, 2000 and 31,867 shares held by Robert M. Kavner, Allyson P. Kavner and Thomas J. Ross, Jr., Trustees of Reed I. Kavner Trust—2000 u/i dtd. March 14, 2000. Mr. Kavner, one of our directors, is an affiliate of each of these trusts. Mr. Kavner disclaims beneficial ownership with respect to all shares beneficially owned by Kavner Partners, a Delaware Multiple Series Limited Partnership (Series B), except to the extent of his pecuniary interests therein.
(13)	Includes 116,600 shares of common stock held in a family trust for which Barry McCarthy, one of our directors, is a trustee. Also includes 16,485 shares of common stock held in a family trust for the benefit of Mr. McCarthy’s son for which Mr. McCarthy is a trustee. Mr. McCarthy disclaims beneficial ownership of the 16,485 shares held in the family trust for the benefit of his son except to the extent of his pecuniary interest therein.
(14)	Includes 4,403,828 shares of common stock held by Greylock XII Limited Partnership, 489,313 shares held by Greylock XII-A Limited Partnership and 257,533 shares held by Greylock XII Principals LLC, collectively the Greylock Partners funds. Mr. Sze, one of our directors, is a managing member of Greylock XII GP LLC, the sole general partner of Greylock XII Limited Partnership and Greylock XII-A Limited Partnership, and a member of Greylock XII Principals LLC, and therefore may be deemed to share voting power and investment control of the shares held by the Greylock Partners funds. Mr. Sze disclaims beneficial ownership with respect to shares beneficially owned by the Greylock Partners funds, except to the extent of his pecuniary interests therein. The address for Greylock Partners is 2550 Sand Hill Road, Menlo Park, CA 94025.
(15)	Includes 3,224,523 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2013. Also includes 852,439 shares of common stock held by Mandawa Trust u/a dated 9/26/2011. Mr. Westergren is a co-trustee of this trust.
(16)	Includes stock options exercisable for an aggregate of 13,397,685 shares of our common stock within 60 days of March 1, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we generally assist our executive officers and certain directors in preparing initial ownership reports and reporting ownership changes and we typically file these reports on their behalf. Based solely on our review of copies of any Section 16(a) forms received by us or written representations that no other reports were required, we believe that all of our executive officers, directors and ten percent stockholders complied during fiscal 2013 with the reporting requirements of Section 16(a) of the Exchange Act.

MANAGEMENT

Our executive officers and their ages as of the record date and positions are as follows:

Name	Age	Position
Joseph Kennedy	53	Chief Executive Officer, President and Chairman of the Board
Thomas Conrad	43	Chief Technical Officer and Executive Vice President, Product
Delida Costin	43	General Counsel, Senior Vice President and Secretary
Simon Fleming-Wood	44	Chief Marketing Officer
Michael Herring	44	Chief Financial Officer and Executive Vice President
John Trimble	49	Chief Revenue Officer
Tim Westergren	47	Chief Strategy Officer and Director

Joseph Kennedy. See “Proposal No. 1 Election of Class II Directors.”

Thomas Conrad has served as our executive vice president of product since December 2010, as our chief technical officer from August 2004 and as our vice president of engineering from June 2004 to August 2004. From December 2000 to June 2004, Mr. Conrad was the vice president of engineering at Kenamea, an enterprise software company. Prior to joining us, Mr. Conrad also held various engineering management positions at several software companies, including Pets.com, Documentum, Relevance Technologies, Berkeley Systems and Apple. Mr. Conrad holds a Bachelor of Science degree in computer engineering from the University of Michigan.

Delida Costin has served as our senior vice president, general counsel and secretary since April 2010. From 2007 to 2010, Ms. Costin maintained a private legal practice, where she worked with public and private companies in the San Francisco Bay Area, including companies in the digital media space. During this period, Ms. Costin also served as an Axiom Attorney at Axiom Global. From 2000 to 2006, Ms. Costin served as assistant general counsel, and from 2006 to 2007 as vice president and assistant general counsel at CNET Networks, a media company, where she focused on legal issues relating to the digital media industry. Prior to that, Ms. Costin was an associate at the law firms of Goodwin Procter and Pillsbury Winthrop Shaw Pittman. During her years of legal practice, Ms. Costin has advised on issues related to compliance, securities law, digital media, privacy, data protection and online advertising. Ms. Costin holds a Juris Doctor degree from Boston University School of Law and a Bachelor of Arts degree from Northwestern University.

Simon Fleming-Wood has served as our chief marketing officer since October 2011. From 2009 to 2011, Mr. Fleming-Wood was the vice president of marketing for the consumer products group at Cisco Systems, a provider of communications and information technology products and services, where he oversaw the worldwide marketing organization for the company’s consumer business and led the development and execution of all integrated marketing efforts. Mr. Fleming-Wood was the founding vice president of marketing at Pure Digital Technologies, a developer of digital imaging solutions, from 2001 to 2009, when Pure Digital Technologies was acquired by Cisco Systems. In that role, Mr. Fleming-Wood was responsible for the creation, development and introduction of the company’s leading product line, Flip Video. Prior to that, Mr. Fleming-Wood held various senior marketing positions at Sega.com, The Learning Company/Mattel and The Clorox Company. Mr. Fleming-Wood holds a Bachelor of Arts in political science from Stanford University.

Michael Herring has served as our chief financial officer and executive vice president since February 2013. Prior to joining Pandora, Mr. Herring served as the vice president of operations at Adobe Systems Incorporated, a provider of digital marketing and digital media solutions, from 2009 to 2013. Mr. Herring served as the chief financial officer and executive vice president of Omniture, Inc., a provider of online business optimization software, from 2004 to 2009. Prior to Omniture, Mr. Herring served as the chief financial officer of MyFamily.com (now Ancestry.com), having joined the company through the acquisition of Third Age Media in 2000. At Third Age Media, Mr. Herring served as vice president of finance. Prior to Third Age Media, he served as controller of Anergen Inc. Mr. Herring holds a Bachelor of Arts degree in economics and political science from the University of California at Los Angeles.

John Trimble has served as our chief revenue officer since March 2009. Prior to joining us, Mr. Trimble was the executive vice president of sales at Glam Media, a media company, from 2007 to 2009, where he was responsible for overseeing advertising sales to new audiences and markets. From 2002 to 2007, Mr. Trimble served as senior vice president of advertising sales for Fox Interactive Media, a provider of internet media management and content broadcasting services, where he was responsible for managing sales initiatives and driving advertising revenue for various Fox online media properties, including MySpace.com, IGN.com, FoxSports.com and AmericanIdol.com. Prior to that, Mr. Trimble also served as director of sales for the Sports Illustrated website, SI.com, and as vice president of sales for Phase2 Media, a men’s vertical advertising network. Mr. Trimble holds a Bachelor of Arts degree in political science from St. Lawrence University.

Tim Westergren. See “Proposal No. 1 Election of Class II Directors.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion relates to the compensation of our named executive officers whose compensation is disclosed below under “Summary Compensation Table,” as well as the overall principles underlying our executive compensation policies. Our named executive officers for our fiscal year ended January 31, 2013 (that is, fiscal 2013), as determined under the SEC disclosure rules, are:

•	Joseph Kennedy, chief executive officer, president and chairman of the board;

•	Steven Cakebread, former chief financial officer[1];

•	Thomas Conrad, chief technology officer and executive vice president, product;

•	Simon Fleming-Wood, chief marketing officer; and

•	John Trimble, chief revenue officer.

Objectives of Our Executive Compensation Program

Hiring and retaining officers and other key employees has been critically important to ensuring continuity and stability, and in turn the growth, of our business. As a rapidly evolving and growing company in a highly competitive industry, we are managing our business for the achievement of long-term objectives rather than on a quarter-to-quarter basis. We must continually develop and refine the Pandora service while identifying and capitalizing on potential business opportunities. We recognize that our success is in large part dependent on our ability to attract and retain talented employees. Accordingly, our executive compensation and benefits program is designed to attract, retain, and incentivize a highly talented and committed team of executive officers who share our vision and desire to work toward our long-term goals.

Highlights of Fiscal 2013. Our business results for fiscal 2013 included the following achievements:

•

We believe that to secure our long-term goals, the most important near-term objectives are to consolidate and strengthen our leadership position in the emerging internet radio market. We measure success in these efforts by our ability to grow listening hours, active listeners, market share in internet radio and overall U.S. radio listening, and revenues. In particular, for fiscal 2013, we reported the following business performance results:

•	Fiscal 2013 total listener hours of 14.01 billion grew 70% year over year

•	Active users reached 65.6 million growing 38% year over year

•	More than 70% share of internet radio among the top 20 stations and networks in the U.S.

•	8.03% share of total U.S. radio listening, an increase from 5.55% for fiscal 2012

•	Fiscal 2013 revenue of $427.1 million grew 56% year over year

Primary Elements of Executive Compensation. Our compensation committee believes it is important to pay base compensation sufficient to hire and retain employees while providing incentives for improving our business prospects. Our incentive compensation generally focuses on equity awards to align interests with those of our public stockholders and to be consistent with typical practice in the technology industry. In structuring our incentive program, the compensation committee considered the fact that our business continues to experience rapid growth during fiscal 2013. In this light, as further discussed below, the compensation committee approved a formal cash bonus program (our Corporate Incentive Plan).

[1]	Mr. Cakebread’s employment ended on December 31, 2012. From January 1-31, 2013, Mr. Kennedy performed responsibilities as principal financial officer until our new chief financial officer, Michael Herring, started on February 1, 2013.

Based on the foregoing, the compensation committee used the following objectives in setting our primary elements of executive compensation (consisting of base salary, cash incentive pay and long-term equity awards) for fiscal 2013:

•	provide a fixed base salary that the compensation committee believes is reasonable for our company size, industry and location;

•	ensure that equity awards retain appropriate alignment between interests of executive officers and stockholders;

•

set reasonable target cash bonus levels under our Corporate Incentive Plan for executive officers for continued success in the business, while maintaining the compensation committee’s flexibility to determine actual bonus awards based on its review of our operations and our results throughout the year;

•	continue to foster a cohesive work environment by rewarding success as a team based on company-wide performance rather than individual goals, through our Corporate Incentive Plan; and

•	retain flexibility to review our compensation structure periodically as needed to focus on different business objectives from time to time.

Executive Compensation Process

Our initial compensation for newly hired executive officers generally reflects the outcome of a negotiated recruitment and hiring process in light of compensation with prior employers or other possible opportunities at the time of hiring. Therefore, some differences in compensation among our executive officers reflect the timing and circumstances of hiring.

Compensation-Setting Process. Our compensation committee determines, or recommends to the board of directors, compensation for our executive officers. We have not adopted formal policies or guidelines for allocating compensation between long-term and short-term and between cash and non-cash compensation or among different forms of non-cash compensation.

Role of Management. Our chief executive officer makes recommendations to the compensation committee or board of directors, attends board and committee meetings, except for sessions discussing his compensation, and has been and will continue to be heavily involved in the determination of compensation for our other executive officers because of his daily involvement with our executive team’s efforts. He abstains from voting in sessions where the board of directors acts on his compensation and does not participate in discussions of the compensation committee where his own compensation is approved. Members of our human resources, finance and legal departments attend compensation committee meetings and provide background on materials presented to the compensation committee.

Say-on-Pay. We held our first say-on-pay vote at our stockholders’ meeting in 2012. Although the outcome did not impact our decisions for the year, the compensation committee felt that the 99% approval reflected support for its approach. Because more than 75% of stockholders recommended a triennial say-on-pay vote, our board of directors decided to adopt the triennial approach. Therefore, we are not conducting a say-on-pay vote this year.

Compensation Consultant and Use of Market Data. The compensation committee has retained Frederic W. Cook & Co. Inc., or Frederic W. Cook, as its outside compensation consultant. During fiscal 2013, the compensation committee met from time to time with Frederic W. Cook, both with management present and in separate meetings, including executive sessions during committee meetings. Our management team worked with Frederic W. Cook as directed by the compensation committee to provide any information Frederic W. Cook required in order to provide its services. The compensation committee also asked Frederic W. Cook to provide data on director compensation for review by our nominating and governance committee. We have not engaged Frederic W. Cook to provide services to Pandora outside of its work directed by the compensation committee. The compensation committee has reviewed the independence of Frederic W. Cook and determined that there are no conflicts of interest.

In considering fiscal 2013 compensation, the compensation committee reviewed public company compensation data as described below. The compensation committee’s subjective analysis of appropriate payments, taking into account economic and business conditions, the compensation committee’s collective experience, internal pay equity and individual negotiations, has historically been the most important factor in setting compensation.

The compensation committee, Frederic W. Cook and management worked together to choose a public company peer group for executive compensation purposes prior to the start of fiscal 2013. The peer group shown below (other than LinkedIn) was selected using industry and financial size criteria, from either the Internet Software & Services or Software GICS industries, with annual revenues and market capitalization between approximately 1/3 to 3 times that of Pandora at the time (ranging from $100 million to $600 million in revenue and $800 million to $6 billion market capitalization). In addition, LinkedIn was added to the group due to its similar profile to Pandora because of the similar timing of our respective initial public offerings. This peer group was retained for fiscal 2013. As of January 31, 2013 (using data from S&P’s Compustat), we were near the median revenue and market capitalization of the peer group. In addition to providing data from this revised peer group, Frederic W. Cook provided the compensation committee with third-party survey data from Radford covering general technology companies with annual revenue between $200 million and $500 million. Our peer group used for review of fiscal 2013 compensation is as follows:

Ancestry.com	LinkedIn	SuccessFactors
ANSYS	Netsuite	Synchronoss Tech
Ariba	OpenTable	Taleo
Aspen Tech	Qlik Technologies	TiVo
Bankrate	RealD	Travelzoo
Commvault Systems	RealPage	Ultimate Software
Concur Technologies	Rightnow Tech	WebMD
Demand Media	Rovi
Fortinet	SolarWinds

Executive Compensation for Fiscal Year 2013

Base Salary

Base salaries are determined primarily based on the collective experience of the compensation committee or board of directors with hiring similarly situated executive officers, and our view of appropriate fixed pay for our geographic location. The compensation committee undertakes a review at least annually of base salary and other compensation components and compares our compensation levels to those of the peer group described above.

In January 2012, as part of its annual executive compensation review, our compensation committee approved base salary changes for fiscal 2013 for our named executive officers as shown in the table below. These changes were in furtherance of the compensation committee’s objective to provide a fixed pay component that it believes is reasonable. As part of the compensation committee’s review of executive compensation levels prior to the start of the fiscal year, we found that our base salaries for fiscal 2013 generally fell below the median according to the data from the public company peer group together with the Radford survey, and salaries for longer-tenured executives were well below the median of this public company group, with certain exceptions. Therefore, the increases in base salary for certain named executive officers for fiscal 2013 as shown in the table below were intended to bring their cash compensation closer to the median level of our peer group review. Other salaries were not changed because the compensation committee believed those individuals had total cash compensation that either alone, or together with equity holdings, was at a sufficient market level.

The table below shows the changes in annualized salaries for fiscal 2013:

	Fiscal 2012 Salary	Fiscal 2013 Salary
Joseph Kennedy	$400,000	$400,000
Steven Cakebread	$310,000	$325,000
Thomas Conrad	$290,000	$320,000
Simon Fleming-Wood	$300,000	$315,000
John Trimble	$350,000	$350,000

Cash Incentives

For fiscal 2013, we set cash bonus targets under our Corporate Incentive Plan for our executive officers and other employees (other than employees in sales). While the compensation committee reviewed financial metrics to be used for establishing the bonus pool, the compensation committee determined that due to the fast-changing nature of our business, officially establishing pre-set performance metrics would not enhance incentive efforts. Our chief revenue officer, Mr. Trimble, and other employees in sales, received cash compensation under sales compensation plans. Mr. Trimble’s total target variable compensation for fiscal 2013 remained at 100% of his base salary as negotiated with him when he was hired, with his target amount divided into two parts: 70% tied to his sales compensation plan described below because of his role as chief revenue officer with the primary responsibility for our sales performance, and 30% tied to our Corporate Incentive Plan because he is part of the executive team responsible for overall management of our company.

Corporate Incentive Plan. For fiscal 2013, the compensation committee retained target bonus amounts for our chief executive officer at 75% of base salary and for other named executive officers, other than Mr. Trimble, at 40% of base salary. As described above, the portion of Mr. Trimble’s variable compensation allocated to the Corporate Incentive Plan was 30% of his base salary. The compensation committee did not increase target bonus percentages from the prior year because it believed these amounts were providing sufficient incentives at such time.

In addition, the compensation committee indicated that its review of fiscal 2013 performance might also include other financial and operational results, such as listener hours or listener experience and execution of our overall business strategy.

Consistent with the compensation committee’s objective to reward team success, the Corporate Incentive Plan was intended to award bonuses for fiscal 2013 based on overall company performance rather than individual performance in order to focus participants on overall company improvement. The Corporate Incentive Plan for fiscal 2013 provided that the compensation committee would assess business performance after the end of the second fiscal quarter and determine, in its full discretion, whether to award a mid-year bonus of up to 25% of the full year target amount. The compensation committee believed a mid-year payment opportunity would encourage retention because eligible employees would not feel the bonus opportunities were too far in the future, while still giving the committee the opportunity to determine whether mid-year payouts were appropriate and whether adjustments were needed to the plan based on market conditions and our business.

Fiscal 2013 Payouts. As a result of its mid-year performance review (including actual and forecasted revenue), the compensation committee approved payment of 25% of the full-year target After the end of the fiscal year, the compensation committee assessed our overall business performance for fiscal 2013, and determined to fund the bonus pool under the Corporate Incentive Plan at 77% of target. Therefore, the compensation committee approved bonus payments to each named executive officer of 77% of each individual’s target, less the amount paid mid-year. In connection with its evaluation of fiscal 2013 performance, the committee noted that while the business performed well for the first three quarters of the fiscal year, performance in the fourth quarter was not as strong as desired and revenue guidance for the fourth quarter was lowered during the third quarter earnings call. The committee also felt that this payout level was reasonable in light of the business results described above in “Highlights of Fiscal 2013.”

Chief Revenue Officer’s Plan. As described above, 70% of Mr. Trimble’s target variable compensation for fiscal 2013 was tied to a separate compensation plan, which would be based on contribution margin (that is, advertising revenue less direct selling expenses). Mr. Trimble’s target advertising revenue level for fiscal 2013 was approximately $400 million, depending on expenses. Smaller or large bonus amounts (but no more than $1.845 million) would be paid based on actual achievements. His target level of revenue was not meant to reflect a corporate target level in our business plan, but was meant to provide incentives to exceed the past year’s performance through increased advertising revenue combined with reducing expenses. The revenue generated by Mr. Trimble’s team for fiscal 2013 was approximately $375 million, which resulted in payment to Mr. Trimble of $229,688.

Equity Compensation

We have granted equity awards to executive officers and other key employees to incentivize them to help increase the value of our stock and thereby align their interests with those of our stockholders. Throughout our history, we have emphasized the use of stock options to incentivize our executive officers to focus on the growth of our overall enterprise value and to create value for our stockholders. Stock options permit the employee to exercise the option at a fixed price (at or above the fair market value of the stock on the grant date) in the future. Since our initial public offering, we have begun granting restricted stock units (or RSUs), which do not have an exercise price, as a complement to stock options to help encourage retention in a volatile market.

Typically we have granted equity awards around the time an executive officer is hired with vesting in installments over a number of years (usually four years) of continued service. The board of directors or compensation committee determines the size and type of equity awards, taking into account the recommendations of the chief executive officer, and also determines the vesting schedule of the award. In addition, the compensation committee periodically considers whether to grant new equity awards to then-current executive officers in order to maintain incentive opportunities, but we do not have a regular policy of making annual refresher grants. Consistent with its objective to align the interests of executive officers with those of our public company stockholders, the compensation committee undertakes a review at least annually of equity compensation in order to ensure appropriate long-term incentives remain in place, but also considers equity awards periodically during the year.

Based on a review of the peer group data described above, the compensation committee has found that our executive equity ownership levels for longer-tenured executives as a percent of company shares outstanding are generally above median.

CEO Equity Grants. The only equity grants we made to named executive officers during fiscal 2013 were two stock options granted to our chief executive officer in March 2012. During several meetings, the compensation committee reviewed his equity holdings and considered the fact that his existing options would be fully vested in July 2013. The committee evaluated the value of continuity in ensuring that Mr. Kennedy’s service as chief executive officer remained available for the longer term, in particular in light of the upcoming royalty-setting process and its importance for our long-term business prospects. In view of these considerations, the committee concluded that it was appropriate to put in place effective retention and performance incentives well in advance of the full vesting of Mr. Kennedy’s existing long-term incentives, with the vesting of the new awards to begin only after the existing awards were fully vested. The total amount of the proposed new grant was determined primarily by looking at Mr. Kennedy’s total compensation compared to the peer group. Because of our past practice of generally keeping cash compensation lower than median, we found that both his salary and bonus were in the bottom quartile, and the compensation committee wanted to target his total compensation in the third quartile so long as the increase and, in particular, the actual realization of value was tied to performance. The committee believed that it was appropriate to use equity compensation because it would combine:

•	incentives to increase our stock price,

•	retention through long-term vesting, and

•	focus on long-term performance as measured through our stock price performance over a number of years.

The compensation committee believed that stock options offered the best performance vehicle for our chief executive officer at this stage of our growth as a public company because they require an increase in stock price to have value and, therefore, have a direct tie to our stockholders’ realization of gains over the long vesting schedule of the options.

In determining the design of the chief executive officer’s equity awards, and in light of the compensation committee’s practice of granting targeted long-term awards rather than regular annual refresher grants, the committee settled upon two principal objectives for the awards:

•	providing a compelling retention mechanism to preserve leadership continuity over an initial period; and

•	providing additional, significant compensation for delivery of substantial value creation for our stockholders.

Noting that Mr. Kennedy’s most recent equity award was made in 2010, the committee determined to award Mr. Kennedy two options in fiscal 2013, with the intention that he would not receive any additional equity grants prior to fiscal 2015. After careful deliberation and consultation with other independent members of the full board of directors and its compensation consultant Frederic W. Cook, the committee approved the grant of both a “time-based option” and a “performance-based option”:

•

Time-based Option, comprised of an option for 550,000 shares subject to time-based vesting on a monthly basis beginning in August 2013 (that is, after the full vesting of his existing options) through July 2017.

•

Performance-based Option, comprised of an option for 800,000 shares, that will vest over time, but only if the 60-day trailing volume weighted average price of our stock is at least $21 (called the Performance Objective) at any time during the period from the grant date until July 2017. If the Performance Objective is achieved, the option will vest monthly beginning in August 2013 (with retroactive catch-up vesting from that date if the Performance Objective is not met until a later date) through July 2017. The Performance Objective of $21 per share was chosen as a price approximately twice the stock price at the time the grant was approved in order to require a meaningful appreciation.

Finally, the committee set the size of the Performance-based Option at 800,000 shares, compared to 500,000 shares under the Time-based Option, to reflect the committee’s view that Mr. Kennedy’s future compensation should be disproportionately weighted toward value creation, as opposed to continuity of service.

Other Executive Compensation Matters

Severance and Change in Control Arrangements. We believe a combination of severance and change in control arrangements will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value. In particular, we believe change in control arrangements are reasonable because the possibility of a change in control could cause uncertainty among executive officers and concern over potential loss of equity awards (which has been a significant component of their potential compensation) and therefore could result in their departure or distraction to the detriment of our company and our stockholders. In an effort to standardize these types of provisions for executive officers rather than having individual negotiations, the compensation committee previously adopted a program to provide uniform severance arrangements for our named executive officers (other than our chief executive officer, who retains an arrangement negotiated prior to our initial public offering). Our severance and change in control arrangements are described in detail below under “Potential Payments Upon Termination and Change in Control.” During fiscal 2013, our compensation committee approved paying separation benefits consistent with this policy to our former chief financial officer, Mr. Cakebread, upon his departure.

Retirement and Other Benefits. Our named executive officers are eligible to participate in our employee benefit plans provided for other employees. These benefits include a 401(k) plan, group health insurance, short- and long-term disability insurance and, for our chief executive officer, under the terms of his 2004 offer letter, reimbursement for life insurance premiums and a small amount for reimbursement for parking. We do not have a defined benefit retirement plan.

Tax and Accounting Considerations. We recognize a charge to earnings for accounting purposes for equity awards over their vesting period. The compensation committee may consider the accounting impact of equity awards in addition to considering the impact to dilution and overhang when deciding on amounts and terms of equity grants, but we do not expect the accounting impact to be a material factor in their decision-making process. We do not require executive compensation to be tax deductible for our company, but instead balance the cost and benefits of tax deductibility and our executive compensation goals.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of Pandora’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

Compensation Committee of the board of directors

Peter Gotcher

Robert Kavner

James M.P. Feuille, Chairman

Risk Assessment of Compensation Programs

The compensation committee, in consultation with management and Frederic W. Cook & Co., Inc., the committee’s outside, independent advisor, has assessed our compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on Pandora. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by the board of directors, mitigates potential risks.

Summary Compensation Table

The following table sets forth the compensation for each person who served as our principal executive or financial officer during fiscal 2013 and our other three most highly compensated executive officers for fiscal 2013, collectively referred to as the “named executive officers” in this proxy.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(3)		Option Awards ($)(5)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)		Total ($)
Joseph Kennedy,	2013	400,000		231,000		8,125,218	—	—	2,425	(7)	8,758,643
Chief Executive Officer(1)	2012	400,000		330,000		—	—	—	2,425	(7)	732,425
	2011	325,000		175,000		—	—	—	3,829	(7)	503,829

Steven Cakebread,	2013	317,918		91,598		—	—	—	168,076	(8)	577,592
Former Chief Financial Officer(1)	2012	310,000		136,400		—	—	—	—		446,400
	2011	263,636	(2)	75,000		801,400	—	—	—		1,140,036

Thomas Conrad,	2013	320,000		98,560		—	—	—	—		418,560
Chief Technology Officer	2012	290,000		127,600		2,932,677	—	—	—		3,350,277
	2011	205,000		200,000		—	—	—	—		405,000

Simon Fleming-Wood,	2013	315,000		97,020		—	—	—	—		412,020
Chief Marketing Officer	2012	87,500	(2)	88,500	(4)	—	2,562,000	—	—		2,738,000

John Trimble,	2013	350,000		80,850		—	—	229,688	—		660,538
Chief Revenue Officer	2012	350,000		115,500		3,474,050	—	611,701	—		4,551,251
	2011	350,000		—		—	—	1,239,526	—		1,589,526

(1)	Mr. Cakebread’s employment ended on December 31, 2012, after which Mr. Kennedy served the functions of principal financial officer until the end of fiscal 2013.
(2)	Mr. Fleming-Wood commenced employment with us in October 2011. Mr. Cakebread commenced employment with us in March 2010.
(3)	Except as otherwise indicated, reflects the amount paid under our Corporate Incentive Plan for the fiscal year.
(4)	Includes a signing bonus of $50,000 pursuant to the terms of Mr. Fleming-Wood’s offer letter.
(5)	The amount reflects the aggregate grant date fair value of the option awards and stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option awards and stock awards in note 8 to the notes to our financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. There can be no assurance that options or stock awards will vest or that options will be exercised (in which case no value will be realized by the individual), or that the value upon exercise or vesting, as applicable, will approximate the aggregate grant date fair value. For fiscal 2013, Mr. Kennedy’s options include both a time-based option and an option with a market performance condition, as described elsewhere in this proxy statement.
(6)	Mr. Trimble’s amount represents amounts paid to Mr. Trimble under his sales compensation plan for the fiscal year. The fiscal 2013 amounts are described under “Compensation Discussion and Analysis—Executive Compensation for Fiscal 2013—Cash Incentives—Sales Compensation Plan.”
(7)	Represents the dollar value of life insurance premiums. Excludes personal benefits totaling less than $10,000.
(8)	Represents Mr. Cakebread’s separation benefits.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our named executive officers during the fiscal year ended January 31, 2013.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target($)(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(2)
		Threshold($)	Target($)	Maximum($)
Joseph Kennedy	3/7/12	—	—	—	—	—		—	—
	3/22/12	—	—	—	—	550,000		$10.63	$3,259,218
	3/22/12	—	—	—	—	800,000	(3)	$10.63	$4,866,000
Steven Cakebread	3/7/12	—	—	—	—	—		—	—
Thomas Conrad	3/7/12	—	—	—	—	—		—	—
Simon Fleming-Wood	3/7/12	—	—	—	—	—		—	—
John Trimble	3/7/12	—	—	—	—	—		—	—
	5/30/12	—	$245,000	—	—	—		—	—

(1)	The amount set forth for Mr. Trimble represents target payout under his sales compensation plan described above. Actual amounts paid for the fiscal year performance are set forth in the Summary Compensation Table above and a description of the criteria used to determine these amounts is set forth above under “Compensation Discussion and Analysis—Executive Compensation for Fiscal 2013—Cash Incentives.”
(2)	The amount reflects the grant date fair value of the option awards and stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. See footnote 5 to the Summary Compensation Table above.
(3)	This option is subject to a performance condition described below.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of January 31, 2013.

Name	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Option Awards						Stock Awards
		Numbers of Securities Underlying Unexercised Options (#) Unexercisable		Numbers of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Numbers of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Joseph Kennedy	2,948,284	—		—		$0.04	07/14/14	—		—
	1,100,000	—		—		$0.28	09/13/16	—		—
	2,613,393	373,342	(1)	—		$0.16	07/07/19	—		—
	—	550,000	(2)	—		$10.63	03/22/22	—		—
	—	—		800,000	(3)	$10.63	03/22/22	—		—

Steven Cakebread	—	—		—		—	—	—		—

Thomas Conrad	2,165,067	313,412	(4)	—		$0.16	07/07/19	—		—
	—	400,000	(5)	—		$13.26	01/19/22	—		—

Simon Fleming-Wood	—	—		—		—	—	150,000	(6)	1,728,000

John Trimble	489,229	45,834	(7)	—		$0.16	07/06/19	—		—
	293,125	41,875	(8)	—		$0.16	07/06/19	—		—
	125,000	375,000	(9)	—		$13.26	01/19/22	—		—

(1)	The option vests in equal monthly installments through July 2013.
(2)	The option vests monthly over four years starting in August 2013.

(3)	The vesting of this option first depends on a performance condition requiring the 60-day trailing volume weighted average price of our stock to be at least $21 at any time during the period from the grant date until July 2017, in which case the option will vest monthly beginning in August 2013 (with retroactive catch-up vesting from that date if such performance objective is not met until a later date) through July 2017.
(4)	The unvested portion of the option vests in equal monthly installments through July 2013.
(5)	The option vests in equal monthly installments over four years from July 2013.
(6)	These restricted stock units vest in equal annual installments through September 2015.
(7)	The option vests in monthly installments through March 2013.
(8)	The option vests in equal monthly installments through August 2013.
(9)	The option vests in equal monthly installments through January 2016.

Options Exercised and Stock Vested

The following table shows information regarding options that were exercised by our named executive officers, or stock awards that became vested, during the fiscal year ended January 31, 2013. The value is based on the closing price of our common stock on the date of exercise or vesting, as applicable.

	Option Awards		Stock Awards
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Numbers of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph Kennedy	—	—	—	—
Steven Cakebread	1,585,000	16,516,565	—	—
Thomas Conrad	1,003,842	10,165,294	—	—
Simon Fleming-Wood	—	—	50,000	567,500
John Trimble	440,000	4,764,375	—	—

Potential Payments on Termination and Change in Control

We have entered into the arrangements described below that would provide benefits to our named executive officers if their employment is terminated or in connection with a change in control of our company, such as a change in the voting power of our company by more than 50% or a sale of substantially all of our assets.

Chief executive officer. Under the terms of his July 2004 offer letter, if Mr. Kennedy is involuntarily terminated without cause or experiences a constructive termination (that is, if he resigns due to adverse actions taken by the Company, including such actions as material reduction in salary, material relocation or material breach of his offer letter), he will be entitled to receive the following benefits if he signs a mutual release of claims:

•	payment equal to 6 months of base salary or, if the termination is within 2 months before or 12 months after a change in control, 12 months of base salary;

•	12 months’ accelerated vesting of equity awards or, if the termination is within 2 months before or 12 months after a change in control, 100% vesting;

•	extension of the exercise period for options to at least 12 months after termination; and

•	payment by us for 12 months of COBRA premiums to continue health care coverage for him and his eligible dependents.

In addition, his offer letter provides that, upon a change in control, 50% of his unvested equity awards will vest immediately and, if his remaining options are not assumed or substituted by a successor, any remaining unvested options will vest.

Other named executive officers. Our other named executive officers are eligible to receive severance benefits under our executive severance and change in control policy. This policy provides for the following severance benefits, subject to our receipt of an effective release of claims executed by the named executive officer:

•

Non-change in control severance. If the eligible officer is terminated without cause prior to a change in control, the officer is entitled to receive 6 months of salary, health benefits and accelerated vesting of equity awards, plus a prorated annual bonus for the year of termination and outplacement services.

•

Change in control severance. If, within 12 months after a change in control, the officer is terminated without cause or resigns for good reason (such as reduction in salary or material relocation), the officer is entitled to receive 12 months of salary and health benefits, 100% accelerated vesting of equity awards and the opportunity to extend the exercise period of certain options for up to 12 months following termination, plus a prorated annual bonus for the year of termination and outplacement services.

Estimated severance and change in control benefits. The table below provides an estimate of the value of the compensation and benefits due to each of our named executive officers in the events described below, assuming that the termination of employment and/or change in control was effective on January 31, 2013, under the arrangements described above. The actual amounts to be paid can only be determined at the time of the termination of employment or change in control, as applicable.

	Involuntary Termination			Change in Control	Change in Control Followed by Involuntary Termination
Name	Cash(1)($)	Equity(2)($)	Total	Equity(2)($)	Cash(1)($)	Equity(2)($)	Total
Joseph Kennedy	367,000	4,302,353	4,669,353	2,721,333	729,000	5,442,665	6,171,665
Steven Cakebread	—	—	—	—	—	—	—
Thomas Conrad	241,000	3,560,360	3,801,360	—	477,000	3,560,360	4,037,360
Simon Fleming-Wood	237,500	480,000	717,500	—	470,000	1,728,000	2,198,000
John Trimble	244,500	996,374	1,240,874	—	484,000	996,374	1,480,374

(1)	The “cash” severance benefits include, where applicable, salary multiples paid as severance, health benefits assuming a cost of $2,000 per month, outplacement services assuming a value of $5,000, and prorated bonus, each as described above.
(2)	The value of accelerated vesting of equity awards is based on $11.52, which was the closing price of our stock on January 31, 2013, less, in the case of stock options, the per share exercise price of the accelerated options (or, if the exercise price of an option is above $11.52, no value was assigned), and assumes that equity awards are assumed or substituted by the successor company. The value of accelerated equity under “Change in Control Followed by Involuntary Termination” for Mr. Kennedy excludes the value of his equity that vests upon the change in control regardless of termination of employment which is set forth under the column entitled “Change in Control”.

Equity Compensation Plan Information

The following table summarizes information regarding our stock incentive plans as of January 31, 2013.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(3)
Equity compensation plans approved by security holders(1)	31,614,658	$3.22	17,791,314
Equity compensation plans not approved by security holders	—	—	—
Total	31,614,658	$3.22	17,791,314

(1)	Includes the 2011 Long-Term Incentive Plan (the “2011 Plan”), 2004 Stock Plan (the “2004 Plan”) and 2000 Stock Incentive Plan (the “2000 Plan”). The 2011 Plan replaced the 2004 Plan, which had earlier replaced the 2000 Plan.
(2)	The calculation of the weighted average exercise price does not include 5,511,709 shares subject to restricted stock units that do not have an exercise price.
(3)	Each fiscal year (beginning with the fiscal year that commenced February 1, 2012 and ending with the fiscal year commencing February 1, 2021), the number of shares in the reserve under the 2011 Plan may be increased by the lesser of (x) 10,000,000 shares, (y) 4.0% of the outstanding shares of common stock on the last day of the prior fiscal year and (z) another amount determined by our board of directors.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the U.S. Securities and Exchange Commission, or the SEC, and is not to be incorporated by reference in any filing of Pandora under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

The audit committee of Pandora’s board of director’s (for purposes of this report, the “Committee”) is composed of three independent outside directors. The Committee has prepared the following report with respect to our audited consolidated financial statements for the fiscal year ended January 31, 2013:

•	The Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended January 31, 2013.

•

The Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees” as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

•

The Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Committee concerning independence and the Committee has discussed the independence of Ernst & Young LLP with that firm.

•

Based on the reviews and discussions noted above, the Committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2013, for filing with the Securities and Exchange Commission.

Audit Committee of the board of directors:

Robert Kavner

Barry McCarthy, Chairman

David Sze

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, as determined by the audit committee of our board of directors, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related person. In reviewing any such proposal, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.

Investor Rights Agreement

We are party to an investor rights agreement which provides that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

The audit committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending January 31, 2014. Ernst & Young LLP has audited our consolidated financial statements since April 2010. During the last two fiscal years and subsequent interim period preceding their engagement, Ernst & Young LLP was not consulted by us or by anyone acting on our behalf regarding any of the matters or events set forth in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions. Services provided to us by Ernst & Young LLP are described under “Fees Paid to Ernst & Young LLP” below.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The board of directors, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee and the board of directors will reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Pandora and its stockholders.

Fees Paid to Ernst & Young LLP

The aggregate fees billed by Ernst & Young LLP for fiscal 2013 and 2012 professional services were as follows:

	Fiscal Year Ended January 31, 2013	Fiscal Year Ended January 31, 2012
Audit Fees(1)	$1,460,261	$1,705,555
Audit-Related Fees	—	—
Tax Fees(2)	76,250	19,089
All Other Fees(3)	1,875	1,995
Total	1,538,386	1,726,639

(1)	Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements, (iii) services rendered in connection with our Form S-1 and Form S-8 filings and (iv) consents and other items related to Securities and Exchange Commission matters.
(2)	Tax fees consist primarily of tax consultation services.
(3)	The amount listed as “All Other Fees” consists of subscription fees paid for access to the firm’s accounting and financial reporting research tool.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

As required by the audit committee charter, the audit committee pre-approves the engagement of Ernst & Young LLP for all audit and permissible non-audit services. The audit committee annually reviews the audit and permissible non-audit services performed by Ernst & Young LLP and reviews and approves the fees charged by Ernst & Young LLP. The audit committee has considered the role of Ernst &Young LLP in providing tax and audit services and other permissible non-audit services to Pandora and has concluded that the provision of such services was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing functions.

Required Vote

The ratification of the selection of Ernst & Young LLP will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item.

AVAILABILITY OF ANNUAL REPORT

Our 2013 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2013 (which is not a part of our proxy soliciting materials), is being made available with this proxy statement.

Copies of our Annual Report on Form 10-K for the fiscal year ended January 31, 2013 as filed with the SEC, exclusive of exhibits, may be obtained for free by directing written requests to Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Investor Relations or by calling (510) 842-6960. You may also obtain our Annual Report on Form 10-K on the SEC’s website (https://www.sec.gov) or our 2013 Annual Report, including our Annual Report on Form 10-K on our Investor Relations website (http://investor.pandora.com) in the “Annual Report and Proxy” section.

OTHER MATTERS

As of the date of this proxy statement, we are not aware of any matters that are expected to come before the 2013 annual meeting other than those referenced in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Proposals of stockholders that are intended to be included in our proxy statement for our 2014 annual meeting must be received by our Corporate Secretary no later than December 24, 2013 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Stockholders intending to present a proposal at the 2014 annual meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to our Corporate Secretary at our principal executive offices not less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days or delayed more than 70 days after the anniversary date). Therefore, our Corporate Secretary must receive notice of such proposal for the 2014 annual meeting no later than the close of business on March 7, 2014 and not earlier than the close of business on February 5, 2014. If the notice is received after March 7, 2014 or before February 5, 2014 it will be considered untimely and we will not be required to present it at the 2014 annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Delida Costin
Senior Vice President, General Counsel and Secretary

April 24, 2013

PANDORA MEDIA, INC. 2101 WEBSTER STREET SUITE 1650 OAKLAND, CA 94612

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following Class II Directors:
	☐	☐	☐
1. Election of Directors
Nominees
01 James M.P. Feuille 02 Peter Gotcher
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2 To ratify the appointment of Ernst & Young LLP, as our independent registered public accounting firm for the fiscal year ending January 31, 2014.						☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

PANDORA MEDIA, INC. Annual Meeting of Stockholders June 5, 2013 8:00 a.m. PT This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Joseph Kennedy, Michael Herring and Delida Costin and, each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PANDORA MEDIA, INC., registered in the name of the undersigned, as of April 10, 2013, at the Annual Meeting of Stockholders of PANDORA MEDIA, INC. to be held June 5, 2013 at 8:00 AM PT at the Waterfront Hotel, 10 Washington St., Oakland, CA. 94607, and any and all adjournments or postponements of that meeting. Receipt of the Notice of 2013 Annual Meeting and Proxy Statement is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (i.e. FOR the election of the two director nominees (Proposal 1) and FOR Proposal 2). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side